Amendment No. 1

                           DECLARATION OF TRUST
                                    OF
                             THE VINTAGE FUNDS



     1. Pursuant to Section 11.8 of the Declaration of Trust of The Vintage Funds, the undersigned, being the holders of a majority of the outstanding shares of the Fiduciary Value Fund, hereby consent to the name change of the Fiduciary Value Fund to the Laidlaw Fund.

     2. This document shall have the status of an Amendment to said Declaration of Trust.


UNIFIED ADVISERS, INC.                 VINTAGE ADVISERS, INC.

By: /s/ Timothy L. Ashburn             By: /s/ Timothy L. Ashburn
    Timothy L. Ashburn                     Timothy L. Ashburn

Title:  Chairman of the Board          Title:  President

Date: December 19, 1996